Exhibit 99.1

BEAR ISLAND PAPER COMPANY, L.L.C.

80 FIELD POINT ROAD

GREENWICH, CT. 06830

PRESS RELEASE – 3rd QUARTER 2004

Greenwich, Connecticut, November 5, 2004 – Bear Island Paper Company, L.L.C., a wholly owned subsidiary of Brant-Allen Industries, Inc., today reported a net loss of $1,025,000 for the third quarter ended September 30, 2004, compared to a net loss of $5,864,000 for the third quarter of 2003. Profit from operations for the third quarter of 2004 was $2,355,000 compared to a loss from operations of $2,465,000 in the same period of 2003. Gross sales for the three months ended September 30, 2004 and 2003 were $29,585,000 and $22,865,000, respectively.

Results for the quarter ended September 30, 2004 compared with the third quarter of 2003 were favorably impacted by an 8% increase in average per ton selling prices of newsprint. Volume increased by 19% from the third quarter of 2003 compared to the same period in 2004, primarily due to a two week shutdown taken during the period in 2003 for the installation of a new headbox. Costs were 10% lower in the third quarter of 2004 compared to the third quarter of 2003, also primarily due to the shutdown taken during the period last year.

For the nine months ended September 30, 2004, the Company reported a net loss of $ 5,363,000 compared to a net loss of $ 14,281,000 for the same period in 2003. Profit from operations for the nine months ended September 30, 2004 was $4,871,000 compared to a loss from operations for the nine months ended September 30, 2003 of $4,832,000. Gross sales for the nine months ended September 30, 2004 and 2003 were $ 89,913,000 and $ 74,503,000, respectively.

Results for the nine months ended September 30, 2004 compared with the same period in 2003 were favorably impacted by an 11% increase in average per ton selling prices of newsprint, a 9% increase in volume of newsprint sold and a 1% decrease in manufacturing costs on a per ton basis.

Bear Island Paper Company is a producer of high quality newsprint suitable for four-color printing whose customers include leading newspaper publishers in the United States.

THE FOLLOWING TABLE COMPARES 2004 AND 2003 FOR THE THREE

AND NINE MONTH PERIODS:

BEAR ISLAND PAPER COMPANY, L.L.C.

CONDENSED STATEMENTS OF OPERATIONS

(IN THOUSANDS OF DOLLARS)

(unaudited)

	2004	2003
THREE MONTHS ENDED SEPTEMBER 30,

GROSS SALES	$29,585	$22,865
COST OF SALES	(27,009)	(25,010)

GROSS PROFIT (LOSS)	2,576	(2,145)

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	(221)	(320)

INCOME (LOSS) FROM OPERATIONS	2,355	(2,465)

OTHER INCOME (DEDUCTIONS):
INTEREST EXPENSE	(3,386)	(3,401)
OTHER INCOME	6	2

NET (LOSS)	$(1,025)	$(5,864)

NINE MONTHS ENDED SEPTEMBER 30,

GROSS SALES	$89,913	$74,503
COST OF SALES	(84,149)	(78,462)

GROSS PROFIT(LOSS)	5,764	(3,959)

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	(893)	(873)

INCOME (LOSS) FROM OPERATIONS	4,871	(4,832)

OTHER INCOME (DEDUCTIONS):
INTEREST EXPENSE	(10,244)	(10,169)
OTHER INCOME	10	720

NET (LOSS)	$(5,363)	$(14,281)